Filed Pursuant to Rule 424(b)(2)
Registration No. 333-279160

Prospectus Supplement

(To Prospectus dated May 7, 2024)

$425,000,000

NMI Holdings, Inc.

6.000% Senior Notes due 2029

NMI Holdings, Inc. (the “Company,” the “Issuer,” “NMIH,” “we,” “us” or “our”) is offering $425.0 million in aggregate principal amount of its 6.000% Senior Notes due 2029 (the “notes”). The notes will pay interest semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2025. The notes will mature on August 15, 2029 and will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes, in whole or in part, at any time and from time to time at the redemption prices discussed under the caption “Description of the Notes—Optional Redemption.”

The notes will be unsecured unsubordinated obligations of NMIH and will rank equally with all of the Company’s other unsecured unsubordinated indebtedness from time to time outstanding. The notes will not be guaranteed by any of the Company’s subsidiaries and will therefore be structurally subordinated to the indebtedness and other liabilities of its subsidiaries. Please see the section entitled “Description of the Notes.”

Investing in the notes involves certain risks. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before you make your investment decision. Please see the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement, page 6 of the accompanying prospectus, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, for more information.

	Price to Public (1)	Underwriting Discount	Proceeds, before Expenses, to Us (1)
Per note	98.754%	0.750%	98.004%
Total	$419,704,500	$3,187,500	$416,517,000

(1)	Plus accrued interest, if any, from and including May 21, 2024.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., on or about May 21, 2024.

Joint Book-Running Managers

RBC Capital Markets	Goldman Sachs & Co. LLC	BMO Capital Markets	Citigroup	Truist Securities

Co-Managers

Huntington Capital Markets	US Bancorp

The date of this prospectus supplement is May 7, 2024.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes. The second part is the accompanying prospectus. The accompanying prospectus is part of a registration statement that we filed with the SEC using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell debt securities in one or more offerings. The accompanying prospectus contains a description of our debt securities and gives more general information, some of which may not apply to the notes.

This prospectus supplement, and/or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, and/or the information incorporated by reference from a report or other document filed with the SEC after the date of the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or such information incorporated by reference, will supersede the information in the accompanying prospectus.

It is important that you read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-36 of this prospectus supplement.

We have authorized only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale of these notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

S-ii

Prospectus Supplement

Prospectus

S-iii

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information you need in making your investment decision. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the “Risk Factors” sections contained in this prospectus supplement and the accompanying prospectus, the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and the consolidated financial statements and the related notes incorporated by reference herein.

NMI Holdings, Inc.

We provide mortgage insurance (referred to as mortgage insurance or MI) through our wholly-owned insurance subsidiaries, National Mortgage Insurance Corporation (NMIC) and National Mortgage Reinsurance Inc. One (Re One). NMIC and Re One are domiciled in Wisconsin and principally regulated by the Wisconsin Office of the Commissioner of Insurance (Wisconsin OCI). NMIC is our primary insurance subsidiary, and is approved as an MI provider by the Fannie Mae and Freddie Mac (collectively, the GSEs) and is licensed to write MI coverage in all 50 states and D.C. Our subsidiary, NMI Services, Inc. (NMIS), provides outsourced loan review services to mortgage loan originators and our subsidiary, Re One, historically provided reinsurance coverage to NMIC in accordance with certain statutory risk retention requirements, but following the repeal of such requirements, no longer has active insurance exposures.

MI protects lenders and investors from default-related losses on a portion of the unpaid principal balance of a covered mortgage. MI plays a critical role in the U.S. housing market by mitigating mortgage credit risk and facilitating the secondary market sale of high loan-to-value (LTV) (i.e., above 80%) residential loans to the GSEs, who are otherwise restricted by their charters from purchasing or guaranteeing high-LTV mortgages that are not covered by certain credit protections. Such credit protection and secondary market sales allow lenders to increase their capacity for mortgage commitments and expand financing access to existing and prospective homeowners.

NMI Holdings, Inc. (NMIH), a Delaware corporation, was incorporated in May 2011, and we began start-up operations in 2012 and wrote our first MI policy in 2013. Since formation, we have sought to establish customer relationships with a broad group of mortgage lenders and build a diversified, high-quality insured portfolio. As of March 31, 2024, we had issued master policies with 1,984 customers, including national and regional mortgage banks, money center banks, credit unions, community banks, builder-owned mortgage lenders, internet-sourced lenders and other non-bank lenders. As of March 31, 2024, we had $199.4 billion of primary insurance-in-force (IIF) and $52.6 billion of primary risk-in-force (RIF). For the quarter ended March 31, 2024, we generated new insurance written (NIW) of $9.4 billion, and for the year ended December 31, 2023, we generated NIW of $40.5 billion. As of March 31, 2024, we had 234 full-time and part-time employees.

We believe that our success in acquiring a large and diverse group of lender customers and growing a portfolio of high-quality IIF traces to our founding principles, whereby we aim to help qualified individuals achieve their homeownership goals, ensure that we remain a strong and credible counterparty, deliver a high-quality customer service experience, establish a differentiated risk management approach that emphasizes the individual underwriting review or validation of the vast majority of the loans we insure, utilize our proprietary Rate GPS® pricing platform to dynamically evaluate risk and price our policies, and foster a culture of collaboration and excellence that helps us attract and retain experienced industry leaders.

Our strategy is to continue to build on our position in the private MI market, expand our customer base and grow our insured portfolio of high-quality residential loans by focusing on long-term customer relationships, disciplined and proactive risk selection and pricing, fair and transparent claims payment practices, responsive customer service, financial strength and profitability.

Our principal executive offices are located at 2100 Powell Street, 12th Floor, Emeryville, California 94608, and our telephone number is (855) 530-6642. Our website is located at www.nationalmi.com. The information contained on our website is not part of this prospectus supplement. The Company’s stock is publicly traded on the Nasdaq under the ticker symbol “NMIH.” Additional information about the Company is included in documents incorporated by reference in this prospectus supplement. Please see the section entitled “Where You Can Find More Information.”

Recent Developments

New Revolving Credit Facility

On April 29, 2024, we entered into a new unsecured revolving credit facility (the “Revolving Credit Facility”) with Royal Bank of Canada, as administrative agent, and certain other financial institutions, pursuant to which such financial institutions agreed to provide, subject to the satisfaction of certain closing conditions including the redemption or satisfaction and discharge of our existing 7.375% Senior Secured Notes due 2025 (the “Notes Due 2025”), up to $250 million of senior unsecured revolving loans (the “new revolving loan facility”). The Revolving Credit Facility will not be guaranteed by any of our subsidiaries. Upon the consummation of this offering of the notes and the application of the cash proceeds thereof as described in this prospectus supplement, we expect that all conditions to the closing of the Revolving Credit Facility will be satisfied and that we will terminate our Amended and Restated Credit Agreement, dated as of November 29, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “existing revolving loan facility”), by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

Notes Due 2025 Redemption

In connection with the issuance of the notes, we intend to satisfy and discharge and/or redeem all of our outstanding Notes Due 2025 (the redemption, satisfaction and discharge thereof, the “Redemption”). We intend to fund the Redemption with the net proceeds from this offering. The consummation of this offering is not contingent upon the completion of the Redemption.

This prospectus supplement does not constitute a notice of redemption with respect to, or an offer to purchase, the Notes Due 2025.

The Offering

Issuer	NMI Holdings, Inc. (the “Issuer” or “we”)

Notes Offered	$425,000,000 aggregate principal amount of 6.000% Senior Notes due 2029

Maturity	August 15, 2029

Interest Rate	6.000% per year

Interest Payment Dates	February 15 and August 15 of each year, beginning on February 15, 2025

Ranking	The notes will be general unsecured obligations of the Issuer.

The notes will rank equally in right of payment with all of the Issuer’s existing and any future unsecured and unsubordinated indebtedness.

The notes will rank senior in right of payment to any of the Issuer’s existing and future indebtedness that is subordinated in right of payment to the notes.

The notes will be effectively subordinated in right of payment to any of the Issuer’s existing and future secured indebtedness to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and any future indebtedness and any other liabilities of the Issuer’s subsidiaries.

As of March 31, 2024, we expect that, pro forma for the issuance of the notes, the Refinancing, the entry into the Revolving Credit Facility and termination of the existing revolving loan facility, we would have had $425.0 million unsecured, unsubordinated indebtedness outstanding and $250 million of undrawn commitments under the Revolving Credit Facility).

Please see the section entitled “Risk Factors—Risks Relating to the Notes” in this prospectus supplement.

Use of Proceeds	The net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $414.3 million.

We intend to use the net proceeds from this offering (i) to satisfy and discharge and/or redeem all of our outstanding Notes Due 2025 and (ii) for general corporate purposes. Please see the section entitled “Use of Proceeds.”

Optional Redemption

Prior to July 15, 2029 (one month prior to their maturity date), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places)

equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on July 15, 2029) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after July 15, 2029, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Please see the section entitled “Description of the Notes—Optional Redemption.”

Risk Factors	Please see the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement, and on page 6 of the accompanying prospectus, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, for more information.

Trustee, Securities Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.

Governing Law	State of New York

For a more complete description of the terms of the notes, please see the sections entitled “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus, such as the risk factors under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein and is on file with the SEC, before you make an investment decision pursuant to this prospectus supplement and the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by the factors set forth below and in such documents and reports.

Risks Relating to the Notes

Our sources of liquidity may be insufficient to fund our obligations and we may not have the ability to raise the funds necessary to pay the principal of or interest on the notes.

We are a holding company and do not have any operations of our own. Because our operations are conducted through our subsidiaries, most of our cash flow and, consequently, our ability to pay any amounts due on the notes, depend on the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or permitted payments under tax- and expense-sharing arrangements, supplemented with interest income, proceeds from the execution of employee stock options, and borrowings. However, the notes are exclusively our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay holders any amounts due on the notes. However, we do have expense-sharing arrangements in place with our principal operating subsidiaries under which they have agreed to pay us their allocated share of holding-company-level expenses, including interest payments on our long-term debt to the extent we have contributed the proceeds of such debt to such subsidiaries. These expense-sharing arrangements have been, where required, approved by applicable state insurance departments, but such approval may be modified or revoked at any time. Further, our mortgage insurance subsidiaries’ ability to pay dividends to us is subject to, among other things, various conditions imposed by the insurance regulations of the states where they are domiciled and by the GSEs. As a result, we may be unable to gain access to the cash flow or assets of our subsidiaries.

At maturity, the entire principal amount of the notes then outstanding, plus any accrued and unpaid interest, will become due and payable. We may not have enough available cash or be able to obtain sufficient financing at the time we are required to make these payments. Furthermore, our ability to make these payments may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to pay interest on the notes when due, if uncured for 30 days, or our failure to pay the principal amount when due will constitute an event of default under the indenture. A default under the indenture could also lead to a default under agreements governing other existing or future indebtedness. If the repayment of that indebtedness is accelerated as a result, then we may not have sufficient funds to repay that indebtedness or to pay the principal of or interest on the notes.

A default under our Revolving Credit Facility could trigger an event of default under the terms of the notes.

Our Revolving Credit Facility contains certain restrictive covenants that, among other things and subject to certain exceptions, limit the ability of our subsidiaries to incur additional indebtedness, limits our and our subsidiaries’ ability to incur liens, and, in certain circumstances, transfer or dispose of assets or make investments, and limits our ability to pay dividends and merge with or transfer all or substantially all of our and our subsidiaries’ assets, taken as a whole to, another person. The Revolving Credit Facility requires us to comply with certain financial and other maintenance covenants. A failure to comply with these covenants or the other terms of the Revolving Credit Facility could result in an event of default, which, if not remedied, may trigger an event of default under the terms of the indenture that will govern the notes.

Increased leverage may harm our financial condition, results of operations, and business activities.

As of March 31, 2024, we expect that, pro forma for the issuance of the notes, the Refinancing, the entry into the Revolving Credit Facility and termination of the existing revolving loan facility, we would have had $425.0 million unsecured, unsubordinated indebtedness outstanding and $250 million of undrawn commitments under the Revolving Credit Facility). We may also incur additional long-term indebtedness or obtain working capital lines of credit to meet future financing needs. Our indebtedness could have significant negative consequences for our business, financial condition and results of operations including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing;

•	requiring the dedication of a substantial portion of the cash flow from our subsidiaries’ operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes;

•	making it more difficult for us to retain our existing ratings or to obtain investment-grade credit ratings in the future;

•	making it more difficult to conduct our business successfully or to grow our business, or limiting our flexibility in planning for, or reacting to, changes in our business; and

•	placing us at a possible competitive disadvantage with less-leveraged competitors and competitors that may have better access to capital resources.

We cannot assure you that we will continue to maintain sufficient cash reserves or that our business will generate cash flow from operations at levels sufficient to permit us to pay principal, premium, if any, and interest on our indebtedness, or that our cash needs will not increase. Our cash needs may increase if, among other things, we make acquisitions, investments, or enter into strategic transactions or initiatives in furtherance of our business strategy, including repurchases or redemptions of existing indebtedness or other securities. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we fail to comply with the various requirements of our existing indebtedness, the notes or any indebtedness which we may incur in the future (which may be secured and/or senior to the notes), we would be in default, which would permit the holders of such indebtedness to accelerate the maturity of that indebtedness and could cause defaults under other indebtedness. Any default on our indebtedness would likely have a material adverse effect on our business, financial condition and results of operations.

Additionally, the indenture governing the notes will not contain restrictions on the incurrence of additional indebtedness (other than certain restrictions (which will be subject to a number of qualifications and exceptions) on incurrence of secured indebtedness by the Company and certain of its subsidiaries as described under “Description of the Notes—Certain covenants—Limitations on Liens”); therefore, the additional indebtedness (including secured indebtedness) incurred by the Company and its subsidiaries could be substantial. If the Company incurs any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of the Company. In addition, to the extent any such indebtedness is secured by a lien on the assets of the Company, it will be effectively senior in priority to the notes, to the extent of the value of the Collateral. If any of our subsidiaries incurs new debt, such debt will be structurally senior to the notes. These actions may have the effect of reducing the amount of proceeds paid to you. If new debt is added to the Company’s current debt levels, the related risks that the Company and its subsidiaries now face could intensify. Please see the section entitled “Description of the Notes.”

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors and structurally subordinated to any existing or future indebtedness or other liabilities of our subsidiaries.

The notes represent unsecured obligations of the Company. Accordingly, holders of any secured indebtedness of the Company will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. In addition, the notes will not be guaranteed by any of our subsidiaries, through which we conduct our operations and which generate our operating income and cash. As a result, the notes are also effectively subordinated to any existing and future liabilities of our subsidiaries. We or our subsidiaries may incur substantial additional indebtedness in the future, which may be senior to the notes. Other than the indenture’s restriction on incurrence by the Company and certain of its subsidiaries of certain liens on the capital stock of certain of their subsidiaries, the terms of the notes do not impose any limitation on us or our subsidiaries’ ability to incur such additional debt.

In the event of any distribution of our assets in foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, our secured creditors, if any, will have a superior claim to those of our assets that constitute their collateral and holders of debt of our subsidiaries will have a prior claim on the assets of our subsidiaries. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our other unsecured unsubordinated indebtedness, and with all of our other general unsecured, unsubordinated creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. As a result, holders of the notes may receive less, ratably, than our secured creditors.

As of March 31, 2024, we expect that, pro forma for the issuance of the notes, the Refinancing, the entry into the Revolving Credit Facility and termination of the existing revolving loan facility, we would have had $425.0 million unsecured, unsubordinated indebtedness outstanding and $250 million of undrawn commitments under the Revolving Credit Facility). None of our subsidiaries will guarantee, or pledge their assets to secure, the notes, and the assets of our subsidiaries may not be available to make payments on the notes. The notes will be structurally subordinated to all obligations of the Company’s existing and future subsidiaries.

None of our subsidiaries will guarantee, or pledge their assets to secure, the notes. Holders of the notes will not have any claim as creditors against our subsidiaries. If any of our subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their debt and their trade creditors will generally be entitled to payment on their claims from the assets of those subsidiaries before any of those assets are made available to us. Consequently, your claims in respect of the notes will be structurally subordinated to all of the liabilities of such subsidiaries.

Payments on the notes are only required to be made by the Company. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to the Company.

In addition, the indenture governing the notes will not contain any limitation on the amount of indebtedness and other liabilities, such as trade payables, that may be incurred by subsidiaries.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to the holders of the notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the notes.

Furthermore, the indenture for the notes will not, among other things:

•	require us to maintain any specified financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to our equity interests in such subsidiaries and therefore rank effectively senior to the notes with respect to the assets of such subsidiaries;

•	restrict our ability to engage in change of control transactions;

•	limit the ability of our subsidiaries to service our other indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

We may not be able to refinance our indebtedness on favorable terms, if at all. Our inability to refinance our indebtedness, including the notes, could materially and adversely affect our liquidity and our ongoing results of operations.

Our ability to refinance our indebtedness will depend in part on our operating and financial performance, which, in turn, is subject to prevailing economic conditions and to financial, business, legislative, regulatory and other factors beyond our control. In addition, prevailing interest rates or other factors at the time of refinancing could increase our interest expense. A refinancing of our indebtedness could also require us to comply with more onerous covenants than at present and restrict our business operations. Our inability to refinance our indebtedness or to do so upon attractive terms could materially and adversely affect our business, prospects, results of operations, financial condition and cash flows, and make us more vulnerable to adverse industry and general economic conditions.

Active trading markets for the notes may not develop; we do not intend to apply to list the notes on any securities exchange or for quotation in any automated dealer quotation system.

The notes constitute a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes offered hereby on any securities exchange or for quotation of notes offered hereby in any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for any of the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make markets in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at their fair market value or at any price.

If trading markets for any of the notes do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes. We cannot assure you as to the market price for the notes. If you are able to resell your notes, the prices for the notes will depend on many factors, including, among others:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the level, direction and volatility of market interest rates generally;

•	our financial condition, financial performance, operating results, cash flows and future prospects;

•	the overall condition of the financial markets;

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	the amount of total indebtedness we have outstanding;

•	the market for similar securities;

•	the repayment and redemption features of the notes; and

•	the time remaining until the notes mature.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us.

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the Notes in the event of a ratings downgrade.

Credit ratings are limited in scope, and do not address all material risks related to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price or liquidity of the notes could significantly decline. A downgrade or potential downgrade of our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the trading price of the notes and increase our corporate borrowing costs.

Our credit ratings are an assessment of our ability to pay our obligations. Our credit ratings, however, may not reflect the potential impact of risks related to the structure of the notes or market or other factors discussed in this prospectus supplement on the value of the notes. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings and there is no requirement in the indenture to maintain any particular rating. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may redeem your notes at our option, which may adversely affect your return.

We may redeem the notes, in whole or in part, at our option at any time or from time to time at the redemption prices described in “Description of the Notes—Optional Redemption”. Prevailing interest rates at the time we redeem the notes may be lower than the interest rate on the notes. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate equal to or higher than the interest rate on the notes. Please see the section entitled “Description of the Notes—Optional Redemption” for a more detailed description of the conditions under which we may redeem the notes.

The notes will initially be held in book-entry form and, therefore, you must rely on the procedures and relevant clearing systems to exercise your rights and remedies.

Unless certificated notes are issued in exchange for book-entry interests in the notes, which is not likely to occur, owners of book-entry interests will not be considered owners or holders of the notes. Instead, DTC, or its nominee, will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

Management will have broad discretion to use the proceeds from this offering, and may not use them successfully.

We intend to use the net proceeds from this offering (i) to satisfy and discharge and/or redeem all of our outstanding Notes Due 2025 and (ii) for general corporate purposes. Accordingly, you will be relying on the judgment of our management and our board of directors with regard to the use of these proceeds and you will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, are expected to be approximately $414.3 million. The Company intends to use the net proceeds (i) to satisfy and discharge and/or redeem all of our outstanding Notes Due 2025 and (ii) for general corporate purposes. This prospectus supplement does not constitute a notice of redemption with respect to, or an offer to purchase, the Notes Due 2025.

CAPITALIZATION

The following table shows our capitalization, on a consolidated basis, as of March 31, 2024:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to this offering and the application of the proceeds from this offering and, to the extent necessary, cash on hand to repay the outstanding Notes Due 2025.

This table should also be read in conjunction with the “Use of Proceeds” section herein.

	March 31, 2024 (unaudited) (in thousands, except per share amounts)
	Actual	As adjusted for this offering
Long-term obligations:
Notes Due 2025	$398,001	$—
Existing Revolving Credit Facility(1)	—	—
Revolving Credit Facility(2)	—	—
Notes Offered Hereby	—	425,000

Total consolidated debt	398,001	425,000

Shareholders’ Equity:
Common Stock – class A par value $0.01 per share; 250,000,000 shares authorized; 87,838,602 shares issued and 80,545,535 shares outstanding as of March 31, 2024	878	878
Treasury stock, at cost, 7,293,067 shares as of March 31, 2024	(174,227)	(174,227)
Retained earnings	1,312,203	1,307,123
Additional paid-in capital	989,349	989,349
Accumulated other comprehensive loss	(149,822)	(149,822)

Total Shareholders’ Equity	1,978,381	1,973,301

Total Capitalization	$2,376,382	$2,398,301

(1)

As of March 31, 2024, we had $250 million in borrowing capacity under the Company’s existing Amended and Restated Credit Agreement, dated as of November 29, 2021, among the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Facility”). On April 29, 2024, the Company entered into the Revolving Credit Facility, to replace, upon close, the Existing Credit Facility.

(2)	On May 7, 2024, we had $250 million in borrowing capacity under our Revolving Credit Facility.

DESCRIPTION OF THE NOTES

The following summary of the provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “NMIH,” the “Issuer,” “we,” “our” and “us” refer only to NMI Holdings, Inc., a Delaware corporation, and not to any of its subsidiaries.

General

The notes are to be issued under an indenture, to be dated as of May 21, 2024 (the “base indenture”), as supplemented by a supplemental indenture, to be dated as of May 21, 2024 (the “supplemental indenture” and, together with the base indenture, the “indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as indenture trustee (the “Trustee”). The notes will be issued as a series of U.S. dollar denominated notes. We will initially issue $425,000,000 aggregate principal amount of 6.000% senior notes that will mature on August 15, 2029 (the “notes”).

The notes are unsecured and will rank equally with our other unsecured and unsubordinated indebtedness.

The notes will be redeemable at the Issuer’s option at any time at the prices described under “—Optional Redemption” below.

The notes will be issued only in fully registered, book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

By “business day” we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York, New York, United States.

Ranking

The payment of the principal of, premium, if any, and interest on the notes will:

•	rank equally in right of payment with all existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations of the Issuer;

•	rank senior in right of payment to all existing and future subordinated indebtedness of the Issuer;

•	be effectively subordinated to all existing and future secured indebtedness of the Issuer, to the extent of the value of the assets securing such indebtedness; and

•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each subsidiary of the Issuer.

A substantial portion of the Issuer’s assets are owned through its subsidiaries, many of which have liabilities of their own, which will be structurally senior to the notes. None of the Issuer’s subsidiaries will have any obligations with respect to the notes. Therefore, the Issuer’s rights and the rights of the Issuer’s creditors, including holders of notes, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of such subsidiary’s creditors.

Interest and Principal

The notes will bear interest from May 21, 2024 at the annual rate stated on the cover of this prospectus supplement.

We will pay interest on the notes in arrears on February 15 and August 15 of each year, with the first payment on February 15, 2025, to the persons in whose names such notes are registered at the close of business on February 1 and August 1, as the case may be (in each case, whether or not a business day), immediately preceding the related interest payment date.

Interest payable on the maturity date of the notes or any redemption date of the notes shall be payable to the person to whom the principal of such notes shall be payable. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. We will make payments of principal, premium, if any, and interest through the Trustee to The Depository Trust Company (“DTC”).

Interest payable on any interest payment date, redemption date or maturity date shall be the amount of interest accrued from, and including, the next preceding interest payment date in respect of which interest has been paid or duly provided for (or from and including the original issue date, if no interest has been paid or duly provided for with respect to the notes) to, but excluding, such interest payment date, redemption date or maturity date, as the case may be. If any interest payment date falls on a day that is not a business day, the interest payment will be made on the next succeeding day that is a business day, but no additional interest will accrue as a result of the delay in payment. If the maturity date or any redemption date of the notes falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Optional Redemption

Prior to July 15, 2029 (one month prior to their maturity date) (the “Par Call Date”), we may redeem the notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, we may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding such redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the applicable Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date, on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from such redemption date.

If on the third business day preceding such redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date, and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date, or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty to determine, or verify the calculation of, the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Any redemption may, at our discretion, be subject to one or more conditions precedent. Any related written notice of redemption will describe the conditions precedent and, at our discretion, will indicate that the redemption date may be delayed or the written notice rescinded if all such conditions precedent have not been satisfied or waived by us.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Except as set forth in this prospectus, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Limitation on Liens and Sales of Capital Stock of Certain Subsidiaries

Neither we nor any of our domestic subsidiaries will be permitted to create, assume or incur any indebtedness for borrowed money (excluding conduit indebtedness or any insured indebtedness) secured by any lien on the present or future capital stock of any material insurance subsidiary owned by us or any of our domestic subsidiaires unless the notes are secured equally and ratably with, or prior to, such indebtedness for borrowed money for at least the time period such indebtedness for borrowed money is so secured. Notwithstanding the foregoing, we may, without securing the notes, incur liens existing on such capital stock before the acquisition thereof by us or by any Subsidiary or prior to the date that such Subsidiary becomes material insurance subsidiary so long as (1) such lien was in existence prior to, and is not created in contemplation of or in connection with, such acquisition or such Subsidiary becoming a material insurance subsidiary, as the case may be, (2) such lien will not apply to capital stock of any other material insurance subsidiary and (3) such lien will secure only those obligations which it secures on the date of such acquisition or the date that such Subsidiary becomes a material insurance subsidiary, as the case may be, and extensions, renewals and replacements of the foregoing liens that do not increase the outstanding principal amount secured by such liens and do not extend to capital stock of any other material insurance subsidiary.

Neither we nor any of the domestic subsidiaries will be permitted to issue, sell, transfer or dispose of capital stock of a material insurance subsidiary, except to us or one of our Subsidiaries, unless (1) we or the applicable domestic subsidiary or domestic subsidiaries dispose of the entire capital stock of the material insurance subsidiary at the same time for cash or property which, in the opinion of our board of directors, is at least equal to the fair market value of the capital stock or (2) we or the applicable domestic subsidiary or domestic subsidiaries sell, transfer or otherwise dispose of any capital stock of a material insurance subsidiary for at least fair market value (in the opinion of our board of directors) and, after giving effect thereto, we and our subsidiaries would own more than 80% of the issued and outstanding voting stock of such material insurance subsidiary.

Notwithstanding the foregoing, the immediately preceding paragraph shall not prohibit (a) for the avoidance of doubt, the incurrence or existence of liens on capital stock of any subsidiaries, or (b) the issuance, sale, transfer or disposition of capital stock of a material insurance subsidiary by the Issuer or any of its domestic subsidiaries:

•	in the minimum amount required by law to any person for the purpose of the qualification of such person to serve as a director;

•	in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	in order to satisfy a condition imposed by any such court or regulatory authority to the acquisition by NMIH or any Subsidiary, directly or indirectly, of any other person;

•

in connection with a merger or consolidation of or sale of all or substantially all of the assets of a material insurance subsidiary with, into or to another person, as long as, immediately after such merger, consolidation or sale, NMIH owns, directly or indirectly, in the person surviving that merger or consolidation or that receives such assets, not less than the percentage of voting stock it owned in such material insurance subsidiary prior to such transaction;

•

if a material insurance subsidiary sells additional shares of voting stock to its stockholders at any price, so long as, immediately after such sale, NMIH owns, directly or indirectly, not less than the percentage of voting stock of such material insurance subsidiary it owned prior to such sale; or

•

in connection with the consolidation of NMIH with, or the sale, lease or conveyance of all or substantially all of the assets of NMIH to, or the merger of NMIH with or into any other person (as to which the provision under the heading “—Consolidation, Merger or Sale” shall apply).

For purposes of the foregoing discussion, the following definitions are applicable:

“Consolidated Total Assets” means, as of the time of determination, total assets as reflected on the Company’s most recent consolidated balance sheet prepared as of the end of a fiscal quarter in accordance with GAAP which the Company shall have most recently filed with the SEC (or, if the Company is not required to so file, as reflected on its most recent consolidated balance sheet prepared in accordance with GAAP) prior to the time at which Consolidated Total Assets is being determined (the last day of such fiscal quarter, the “Calculation Reference Date”), excluding unrealized gains or losses on available-for-sale securities as of the Calculation Reference Date. The calculation of Consolidated Total Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its Subsidiaries involving the payment or receipt by the Company or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $400,000,000 that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.

“conduit indebtedness” means, with respect to a person, indebtedness of a special purpose entity or subsidiary of such person that is consolidated on such person’s financial statements in accordance with GAAP so long as (i) the proceeds of such indebtedness are used by such special purpose entity or subsidiary to make loans to, or to purchase assets from, another person that is not an affiliate of such person and (ii) such indebtedness and/or any payment with respect to accounts receivable and other assets underlying such Indebtedness are guaranteed by the former person or one or more of its subsidiaries.

“domestic Subsidiary” means any Subsidiary which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Issuer directly and/or indirectly, other than a Subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) all or substantially all of whose assets consist of the capital stock of one or more Subsidiaries which are not Domestic Subsidiaries, (c) a majority of whose voting stock is owned directly or indirectly by one or more Subsidiaries of the Company which are not Domestic Subsidiaries or (d) does not own any capital stock in any material insurance subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“insurance business” means one or more aspects of the business of (a) selling or underwriting insurance or (b) reinsurance.

“insurance subsidiary” means any Subsidiary that is authorized or admitted to carry on or transact insurance business in any jurisdiction and is regulated by the insurance department or similar regulatory authority of such jurisdiction.

“insured indebtedness” means, with respect to a person, any indebtedness of such person or its subsidiaries that is guaranteed by such person or another subsidiary of such person that is an insurance company (including a financial guaranty company) so long as the proceeds of such indebtedness are used to purchase securities, instruments, notes or other obligations issued or owed by a person that is not an affiliate of such person.

“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind.

“material insurance subsidiary” means, as of any date of determination, any insurance subsidiary the Subsidiary Total Assets of which constitute at least 15% of the Issuer’s Consolidated Total Assets.

“Subsidiary” means any corporation or other entity of which at least a majority of the outstanding capital stock or other equity interests having by the terms thereof ordinary voting power to elect a majority of the directors, managers or trustees of such corporation or other entity, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by the Issuer or by one or more of its Subsidiaries, or by the Issuer and one or more of its Subsidiaries.

“Subsidiary Total Assets” means, as of any date of determination and with respect to any Subsidiary, total assets of such Subsidiary, calculated in accordance with GAAP (after intercompany eliminations and excluding unrealized gains or losses on available-for-sale securities), as of the Calculation Reference Date. The calculation of Subsisiary Total Assets shall give pro forma effect to any acquisition by or disposition of assets of the Company or any of its Subsidiaries involving the payment or receipt by the Company or any of its Subsidiaries, as applicable, of consideration (whether in the form of cash or non-cash consideration) in excess of $400,000,000 that has occurred since the Calculation Reference Date, as if such acquisition or disposition had occurred on the Calculation Reference Date.

Additional Issues

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those additional notes; provided that, if such additional notes are not fungible for U.S. federal income tax purposes with the notes, such additional notes will have a different CUSIP, ISIN and/or any other identifying number. Any such additional notes will have the same terms as to status, redemption or otherwise as the notes.

Consolidation, Merger or Sale

Under the indenture, the Issuer may not consolidate with or merge into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (as defined below), referred to as a “successor person,” unless

•

such successor person shall be a corporation, partnership, limited liability company, trust or other entity organized and validly existing under the laws of the United States of America, any state or territory thereof or the District of Columbia and such successor person shall assume, by a supplemental indenture to the indenture, all of the Issuer’s obligations on the notes and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture shall have occurred and be continuing, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and

•	we have delivered to the Trustee, the certificates, opinions or supplemental agreements required under the indenture.

Upon any such consolidation, merger, conveyance, or transfer (other than a lease) described above, the resulting or acquiring entity will be substituted for the predecessor entity with the same effect as if it had been an original party to the indenture. As a result, the successor person may exercise rights and powers of its predecessor under the indenture, and such predecessor will be released from further liabilities and obligations thereunder.

The term “person” is defined in the indenture to mean any individual, corporation, partnership, joint venture, trust, association, joint stock company, unincorporated organization, limited liability company, government or agency or political subdivision thereof or any similar entity.

Events of Default

Each of the following will be an event of default under the indenture with respect to the notes:

•	failure to pay principal or premium, if any, on the notes when such principal or premium, if any, becomes due,

•	failure to pay any interest or additional interest on the notes for 30 days after such interest becomes due,

•

a failure to perform by us or a breach by us, in any material respect, of any other covenant in the indenture with respect to the notes for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding notes have given us and the Trustee written notice of such failure to perform or breach in the manner required by the indenture,

•	specified events involving bankruptcy, insolvency or reorganization involving us, or provided, however, that no event described in the third and fourth bullet points above will be an event of default until an officer of the Trustee responsible for the administration of the indenture receives written notice of the event at its corporate office and such notice references the notes and indenture. The Trustee shall not be deemed to have notice of any event of default unless an officer of the Trustee responsible for the administration of the indenture has actual knowledge of an event described in the first and second bullet point above or unless it receives written notice of the event and such notice references the notes and indenture. Except in the case of a default in the payment of principal or interest on the notes, the Trustee may withhold notice if and for so long as the Trustee in good faith determines that withholding notice is in the interest of the note holders.

If an event of default for the notes occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all the notes due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the notes.

Other Terms Applicable to the Notes

After any declaration of acceleration of the notes, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted,

•	all amounts due to the Trustee under the indenture, and

•	all events of default with respect to the notes, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived.

If an event of default occurs and is continuing, the Trustee will have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer security or indemnity to the Trustee satisfactory to it. The holders of a majority in principal amount of the outstanding notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the notes, provided that:

•	the direction is not in conflict with any law or the indenture,

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and

•

the Trustee will have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law.

A holder of a debt security may only pursue a remedy under the indenture if:

•	the holder gives the Trustee written notice of a continuing event of default,

•	holders of at least 25% in principal amount of the outstanding notes make a written request to the Trustee to institute proceedings with respect to such event of default,

•	the holders offer security or indemnity to the Trustee satisfactory to it,

•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the notes do not give the Trustee a direction inconsistent with the request.

However, these limitations do not apply to a suit by a holder of a note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due.

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee funds and/or government securities sufficient to make payments on the notes on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indenture, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes (“legal defeasance”), or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes, including our obligation to make payments on those notes, will survive (“covenant defeasance”).

If we legally defease the notes, the holders of the notes affected will not be entitled to the benefits of the indenture, except for:

•	the rights of holders of notes to receive, solely from a trust fund, payments in respect of such notes when payments are due,

•	our obligation to register the transfer or exchange of the notes,

•	our obligation to replace mutilated, destroyed, lost or stolen notes, and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease the notes notwithstanding any prior exercise of our option of covenant defeasance in respect of such notes.

We will be required to deliver to the Trustee an opinion of counsel, subject to customary assumptions and exclusions, to the effect that the deposit and related legal defeasance or covenant defeasance will not cause the beneficial owners of the notes to recognize gain or loss for U.S. federal income tax purposes and that the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling received from or published by the U.S. Internal Revenue Service or a change in law to that effect.

Actions Not Requiring Consent of Holders

We may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the notes in order to:

•	evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by such successor person,

•	add to our covenants for the benefit of the holders of notes or surrender any right or power conferred upon us in the base indenture,

•	add any additional events of default for the notes for the benefit of the holders of the notes,

•	add to or change any provision of the indenture to the extent necessary to issue notes in uncertificated form,

•

add to, change or eliminate any provision of the indenture applying to one or more series of Debt Securities, provided that if such action adversely affects the interests of any holder of the notes in any material respect, such addition, change or elimination will become effective only when no notes remain outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indenture,

•	establish the forms or terms of any Debt Securities,

•	provide for uncertificated Debt Securities in addition to certificated Debt Securities,

•	evidence and provide for successor Trustees and to add to or change any provisions of the indenture to the extent necessary to appoint a separate Trustee or Trustees for the notes,

•	correct any ambiguity, defect or inconsistency under the indenture,

•

make other provisions with respect to matters or questions arising under the indenture, provided that such action does not adversely affect the interests of the holders of the notes in any material respect,

•

supplement any provisions of the indenture necessary to defease and discharge any series of Debt Securities, provided that such action does not adversely affect the interests of the holders of Debt Securities of such series or any other series of Debt Securities in any material respect,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any series of Debt Securities are listed or traded,

•	secure any series of Debt Securities or any guarantee thereof,

•

add to, change or eliminate any provisions of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of notes in any material respect,

•	provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto,

•	add guarantors with respect to any Debt Securities or release a guarantor from its obligations under its guarantee or the indenture in accordance with the applicable provisions of the indenture, or

•

conform any provision in this supplemental indenture to this “Description of the Notes” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of the Notes”.

“Debt Securities” means debentures, notes or other evidences of indebtedness, issued in one or more series pursuant to the base indenture, from time to time.

Actions Requiring Consent of Holders

With the consent of the holders of not less than a majority in principal amount of the outstanding Debt Securities of all series affected by such supplemental indenture (treated as one class), by act of said holders delivered to the Issuer and the Trustee, the Issuer, when authorized by a board of director resolution, and the Trustee may enter into an indenture or indentures supplemental to the indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of notes of such series under the indenture. However, without the consent of the holders of each outstanding note affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	changes the stated maturity of the principal of, or any installment of principal of or interest on, any note, or reduces the principal amount of, or any premium or rate of interest on, any note,

•	reduces the amount of principal of an original issue discount note or any other note payable upon acceleration of the maturity thereof,

•	changes the Par Call Date for the outstanding notes,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any note,

•

reduces the percentage in principal amount of outstanding notes, the consent of whose holders is required for modification of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults of the indenture,

•

makes certain modifications to the provisions for modification of the indenture and for certain waivers, except to increase the principal amount of notes necessary to consent to any such change or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected by such change, or

•	if the notes are then secured, changes the terms and conditions pursuant to which the notes are secured in a manner adverse to the holders of such notes in any material respect.

Satisfaction and Discharge

We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes have become due and payable, (2) all outstanding notes will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding notes are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and, in each case, we have deposited with the Trustee an amount of funds and/or government securities sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of the redemption (provided that upon any redemption that requires the payment of a premium, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit on the redemption date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the redemption date (it being understood that any satisfaction and discharge shall be subject to the condition subsequent that such deficit is in fact paid)) and paid all other amounts payable under the indenture. Any Applicable Premium Deficit shall be set forth in an officer’s certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption. The Trustee shall have no duty to determine, or verify the calculation of, the Applicable Premium Deficit.

The Trustee, Paying Agent and Security Registrar

The Bank of New York Mellon Trust Company, N.A. will be the trustee, paying agent and security registrar with respect to the notes and maintains various commercial and investment banking relationships with us and with affiliates and ours. The Bank of New York Mellon Trust Company, N.A., in each of its capacities, including without limitation as trustee, paying agent, and security registrar assumes no responsibility and will have no liability for the accuracy, correctness, adequacy, or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness, or accuracy of such information. The Trustee (including in its capacities as paying agent and security registrar) will be entitled to those certain rights, privileges, immunities, indemnities, limitations of liability, and protections, as more fully set forth in the indenture.

Governing Law

The indenture, the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Listing

The notes will not be listed on any securities exchange.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations applicable to U.S. holders and non-U.S. holders (each as defined below) with respect to the ownership and disposition of notes acquired in this offering, but it does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that acquire notes in the initial offering at their original “issue price” (i.e., the first price at which a substantial amount of the notes is sold to the public for cash) and hold them as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address tax consequences relevant to subsequent purchasers of the notes. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial decisions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, grantor trusts, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a “functional currency” other than the U.S. dollar, holders who hold notes as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, “controlled foreign corporations,” “passive foreign investment companies,” and persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement). This discussion also does not address any considerations under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor any considerations with respect to any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement). Prospective investors should consult with their own tax advisors as to the particular tax consequences to them of the ownership and disposition of the notes, including with respect to the applicability and effect of any U.S. federal, state, local or non-U.S. income tax laws or any tax treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and certain determinations made at the partner level. Any person that for U.S. federal income tax purposes is treated as a partner in a partnership holding notes should consult his, her or its tax advisor regarding the tax consequences of the ownership and disposition of notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING WITH RESPECT TO THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL OR NON-U.S. INCOME TAX LAWS OR ANY TAX TREATY.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). Accordingly, interest on a note generally will be taxable to a U.S. holder as ordinary interest income at the time it is received or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (a) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of Interest”) and (b) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a sale, exchange, redemption or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder will have held the note for a period of more than one year. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) generally will apply to such payments if the U.S. holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding, or to otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any; provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption”; provided that:

•

such interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the non-U.S. holder in the United States);

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable United States Treasury Regulations;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•

either (a) the beneficial owner of the notes provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and providing its name and address, (b) a financial institution that holds the notes on behalf of the beneficial owner certifies to the applicable withholding agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from the beneficial owner and provides the applicable withholding agent with a copy thereof, or (c) the non-U.S. holder holds its note through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI (or other applicable IRS Form). In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form). Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally will not be subject to U.S. federal withholding tax; provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Non-U.S. Holders—Payments of Interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•

such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 24% for payments made before January 1, 2026) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from the disposition of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any; provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

UNDERWRITING

RBC Capital Markets, LLC, Goldman Sachs & Co. LLC, BMO Capital Markets Corp., Citigroup Global Markets Inc. and Truist Securities, Inc. are acting as the representatives of the several underwriters. Subject to the terms and conditions in the underwriting agreement with respect to the notes, dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us the principal amount of notes listed opposite its name below:

Underwriters	Principal Amount of Notes
RBC Capital Markets, LLC	$106,250,000
Goldman Sachs & Co. LLC	69,063,000
BMO Capital Markets Corp.	69,063,000
Citigroup Global Markets Inc.	69,062,000
Truist Securities, Inc.	69,062,000
Huntington Securities, Inc.	21,250,000
U.S. Bancorp Investments, Inc.	21,250,000

Total	$425,000,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement and to dealers at prices that represent a concession not in excess of 0.450%, of the principal amount of the notes. These dealers may re-allow a concession of not more than 0.300% to other dealers. After the initial public offering, the representatives of the underwriters may change the offering prices and other selling terms.

The following table shows the underwriting discount we will pay to the underwriters in connection with this offering per note and in the aggregate for each series.

Paid by NMIH
Per note	0.750%
Total	$3,187,500

We estimate that our share of the total expenses of this offering, excluding the underwriting discount, will be approximately $2.2 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each series of notes is a new issue of securities for which there is currently no established trading market. We do not intend to apply for listing of any of the notes offered hereby on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. No assurance can be given as to whether trading markets for any of the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. If an active public trading market for any of the notes does not develop, you may be unable to resell the notes at their fair market value or at any price.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short-covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market prices of the notes. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect that the notes will be delivered against payment therefor on or about May 21, 2024, which will be the tenth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day before delivery of the notes hereunder will be required, by virtue of the fact that the notes will initially settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day before the date of delivery should consult their own advisors.

Other Relationships

The underwriters and their affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, corporate trust, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide, from time to time, in the future certain commercial banking, investment banking and financial and other advisory services for us and our affiliates, from time to time, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or the account of customers. Such investment and securities activities may involve securities and instruments of the issuer or its affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, certain of those underwriters or their affiliates have hedged and are likely to hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We intend to use the net proceeds from this offering (i) to satisfy and discharge and/or redeem all of our outstanding Notes Due 2025 and (ii) for general corporate purposes. Please see the section entitled “Use of Proceeds.” From time to time in the ordinary course of their respective businesses, some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area (“EEA”)

The notes may not be offered, sold or otherwise made available to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

United Kingdom

The notes may not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”); and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes.

Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the UK Prospectus Regulation.

In addition, in the United Kingdom, this prospectus supplement and the accompanying prospectus are being distributed only to, and are directed only at, and any offer subsequently made may only be directed at persons who (a) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”) and/or (b) are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement or the accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (b) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder or (c) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (b) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

All notes shall be prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12; Notice on the Sale of Investment Products and MAS Notice FAA-N16; Notice on Recommendations on Investment Products).

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the notes offered hereby will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters with respect to the notes will be passed upon for the underwriters by Latham  & Watkins LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of NMI Holdings, Inc. (the Company) as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the related registration statement on Form S-3ASR (File No. 333-279160). We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. In addition, statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. For further information, we refer you to the registration statement on Form S-3ASR, including its exhibits.

We file annual, quarterly and current reports, proxy and information statements and other information regarding us with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We maintain a website at http://www.nationalmi.com that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. Our website, and the information contained on that site, or linked to that site, are not incorporated by reference into this prospectus supplement and do not constitute a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus supplement (other than, in each case, unless otherwise indicated, documents or information, or portions of documents or information, deemed to have been furnished and not filed in accordance with SEC rules). We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

•	Definitive Proxy Statement on Schedule 14A filed on March 28, 2024; and

•	Current Report on Form 8-K filed on March 4, 2024 (solely with respect to Item 5.02).

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NMI Holdings, Inc.

2100 Powell Street, 12th Floor

Emeryville, CA 94608

Attention: Investor Relations

(855) 530-6642

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), and the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, outlook, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believe,” “can,” “could,” “may,” “predict,” “assume,” “potential,” “should,” “will,” “estimate,” “perceive,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements, which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus supplement. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements including, but not limited to:

•

changes in general economic, market and political conditions and policies (including rising interest rates and inflation) and investment results or other conditions that affect the U.S. housing market or the U.S. markets for home mortgages, mortgage insurance, reinsurance and credit risk transfer markets, including the risk related to geopolitical instability, inflation, an economic downturn (including any decline in home prices) or recession, and their impacts on our business, operations and personnel;

•

changes in the charters, business practices, policy, pricing or priorities of Fannie Mae and Freddie Mac (collectively, the GSEs), which may include decisions that have the impact of decreasing or discontinuing the use of mortgage insurance as credit enhancement generally, or with first time homebuyers or on very high loan-to-value (LTV) mortgages; or changes in the direction of housing policy objectives of the Federal Housing Finance Agency (FHFA), such as the FHFA’s priority to increase the accessibility to and affordability of homeownership for low-and-moderate income borrowers and underrepresented communities;

•	our ability to remain an eligible mortgage insurer under the private mortgage insurer eligibility requirements (PMIERs) and other requirements imposed by the GSEs, which they may change at any time;

•	retention of our existing certificates of authority in each state and the District of Columbia (D.C.) and our ability to remain a mortgage insurer in good standing in each state and D.C.;

•	our future profitability, liquidity and capital resources;

•

actions of existing competitors, including other private mortgage insurers and government mortgage insurers such as the Federal Housing Administration, the U.S. Department of Agriculture’s Rural Housing Service and the U.S. Department of Veterans Affairs (collectively, government MIs), and potential market entry by new competitors or consolidation of existing competitors;

•

adoption of new or changes to existing laws, rules and regulations that impact our business or financial condition directly or the mortgage insurance industry generally or their enforcement and implementation by regulators, including the implementation of the final rules defining and/or concerning “Qualified Mortgage” and “Qualified Residential Mortgage”;

•	U.S. federal tax reform and other potential changes in tax law and their impact on us and our operations;

•

legislative or regulatory changes to the GSEs’ role in the secondary mortgage market or other changes that could affect the residential mortgage industry generally or mortgage insurance industry in particular;

•

potential legal and regulatory claims, investigations, actions, audits or inquiries that could result in adverse judgements, settlements, fines or other reliefs that could require significant expenditures or have other negative effects on our business;

•

uncertainty relating to the coronavirus (COVID-19) virus and its variants or the measures taken by governmental authorities and other third-parties to contain the spread of COVID-19, including their impact on the global economy, the U.S. housing, real estate, housing finance and mortgage insurance markets, and our business, operations and personnel;

•

our ability to successfully execute and implement our capital plans, including our ability to access the equity, credit and reinsurance markets and to enter into, and receive approval of, reinsurance arrangements on terms and conditions that are acceptable to us, the GSEs and our regulators;

•	lenders, the GSEs, or other market participants seeking alternatives to private mortgage insurance;

•

our ability to implement our business strategy, including our ability to write mortgage insurance on high quality low down payment residential mortgage loans, implement successfully and on a timely basis, complex infrastructure, systems, procedures, and internal controls to support our business and regulatory and reporting requirements of the insurance industry;

•	our ability to attract and retain a diverse customer base, including the largest mortgage originators;

•	failure of risk management or pricing or investment strategies;

•	decrease in the length of time our insurance policies are in force;

•	emergence of unexpected claim and coverage issues, including claims exceeding our reserves or amounts we had expected to experience;

•

potential adverse impacts arising from natural disasters including, with respect to affected areas, a decline in new business, adverse effects on home prices, and an increase in notices of default on insured mortgages;

•	climate risk and efforts to manage or regulate climate risk by government agencies could affect our business and operations;

•	potential adverse impacts arising from the occurrence of any man-made disasters or public health emergencies, including pandemics;

•	the inability of our counter-parties, including third-party reinsurers, to meet their obligations to us;

•	failure to maintain, improve and continue to develop necessary information technology (IT) systems or the failure of technology providers to perform;

•

effectiveness and security of our information technology systems and digital products and services, including the risks these systems, products or services may fail to operate as expected or planned, or expose us to cybersecurity or third-party risks (including exposure of our confidential customer and other confidential information); and

•	ability to recruit, train and retain key personnel.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the discussion under “Risk Factors” in this prospectus supplement and the documents incorporated by reference into this prospectus supplement, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of the document in which they are included.

NMI HOLDINGS, INC.

PROSPECTUS

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants

Rights

Stock Purchase Contracts

Units

This prospectus may be used by us or certain selling securityholders to offer from time to time common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units that include any of these securities. The common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units may be offered together or separately and in one or more series, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement. We will not receive any proceeds from the sale of securities by the selling securityholders.

This prospectus contains a general description of the securities we or the selling securityholders may offer. Each time we or any of the selling securityholders offer securities pursuant to this prospectus, we or such selling securityholders will provide a prospectus supplement containing specific information about the terms of the offering and, if applicable, the selling securityholders, which also may add, update or change information contained in this prospectus. You should read carefully this prospectus and any applicable supplements before deciding to invest.

The common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units may be sold directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of the common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Our common stock is listed on the Nasdaq Global Market (the “Nasdaq”) under the symbol “NMIH.”

Investing in the offered securities involves risks. Please see the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated May 7, 2024

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” utilizing an automatic shelf registration process. Under this shelf registration, we or any of the selling securityholders may sell any combination of the securities described in this prospectus from time to time in one or more offerings.

This prospectus provides you with a general description of the common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units that we or the selling securityholders may offer. Each time we or any of the selling securityholders offer any securities pursuant to this prospectus, we or the selling securityholders, as applicable, will describe the specific types, amounts, prices and detailed terms of any of the offered securities, including, if applicable, the identity of the selling securityholders, in an accompanying prospectus supplement. The specific terms of the offered securities as set forth in any prospectus supplement may vary from the general terms of the securities described in this prospectus. As a result, the summary description of the common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts and units contained in this prospectus are subject to, and qualified by reference to, the specific terms of the offered securities contained in any accompanying prospectus supplement. Any accompanying prospectus supplement may also add, update or change other information, including information about us, contained in this prospectus. Therefore, for a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes to information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” for information about us, including our financial statements.

Unless expressly indicated or the context requires otherwise, the terms “we,” “our,” “us,” “Company” and “NMI” in this document refer to NMI Holdings, Inc., a Delaware corporation, and its wholly-owned subsidiaries on a consolidated basis.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act), and the U.S. Private Securities Litigation Reform Act of 1995. Any statements about our expectations, outlook, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believe,” “can,” “could,” “may,” “predict,” “assume,” “potential,” “should,” “will,” “estimate,” “perceive,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements, which should be read in conjunction with the other cautionary statements that are included elsewhere in this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. We have based these forward-looking statements on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, operating results, business strategy and financial needs. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements including, but not limited to:

•

changes in general economic, market and political conditions and policies (including rising interest rates and inflation) and investment results or other conditions that affect the U.S. housing market or the U.S. markets for home mortgages, mortgage insurance, reinsurance and credit risk transfer markets, including the risk related to geopolitical instability, inflation, an economic downturn (including any decline in home prices) or recession, and their impacts on our business, operations and personnel;

•

changes in the charters, business practices, policy, pricing or priorities of Fannie Mae and Freddie Mac (collectively, the GSEs), which may include decisions that have the impact of decreasing or discontinuing the use of mortgage insurance as credit enhancement generally, or with first time homebuyers or on very high loan-to-value (LTV) mortgages; or changes in the direction of housing policy objectives of the Federal Housing Finance Agency (FHFA), such as the FHFA’s priority to increase the accessibility to and affordability of homeownership for low-and-moderate income borrowers and underrepresented communities;

•	our ability to remain an eligible mortgage insurer under the private mortgage insurer eligibility requirements (PMIERs) and other requirements imposed by the GSEs, which they may change at any time;

•	retention of our existing certificates of authority in each state and the District of Columbia (D.C.) and our ability to remain a mortgage insurer in good standing in each state and D.C.;

•	our future profitability, liquidity and capital resources;

•

actions of existing competitors, including other private mortgage insurers and government mortgage insurers such as the Federal Housing Administration, the U.S. Department of Agriculture’s Rural Housing Service and the U.S. Department of Veterans Affairs (collectively, government MIs), and potential market entry by new competitors or consolidation of existing competitors;

•

adoption of new or changes to existing laws, rules and regulations that impact our business or financial condition directly or the mortgage insurance industry generally or their enforcement and implementation by regulators, including the implementation of the final rules defining and/or concerning “Qualified Mortgage” and “Qualified Residential Mortgage”;

•	U.S. federal tax reform and other potential changes in tax law and their impact on us and our operations;

•

legislative or regulatory changes to the GSEs’ role in the secondary mortgage market or other changes that could affect the residential mortgage industry generally or mortgage insurance industry in particular;

•

potential legal and regulatory claims, investigations, actions, audits or inquiries that could result in adverse judgements, settlements, fines or other reliefs that could require significant expenditures or have other negative effects on our business;

•

uncertainty relating to the coronavirus (COVID-19) virus and its variants or the measures taken by governmental authorities and other third-parties to contain the spread of COVID-19, including their impact on the global economy, the U.S. housing, real estate, housing finance and mortgage insurance markets, and our business, operations and personnel;

•

our ability to successfully execute and implement our capital plans, including our ability to access the equity, credit and reinsurance markets and to enter into, and receive approval of, reinsurance arrangements on terms and conditions that are acceptable to us, the GSEs and our regulators;

•	lenders, the GSEs, or other market participants seeking alternatives to private mortgage insurance;

•

our ability to implement our business strategy, including our ability to write mortgage insurance on high quality low down payment residential mortgage loans, implement successfully and on a timely basis, complex infrastructure, systems, procedures, and internal controls to support our business and regulatory and reporting requirements of the insurance industry;

•	our ability to attract and retain a diverse customer base, including the largest mortgage originators;

•	failure of risk management or pricing or investment strategies;

•	decrease in the length of time our insurance policies are in force;

•	emergence of unexpected claim and coverage issues, including claims exceeding our reserves or amounts we had expected to experience;

•

potential adverse impacts arising from natural disasters including, with respect to affected areas, a decline in new business, adverse effects on home prices, and an increase in notices of default on insured mortgages;

•	climate risk and efforts to manage or regulate climate risk by government agencies could affect our business and operations;

•	potential adverse impacts arising from the occurrence of any man-made disasters or public health emergencies, including pandemics;

•	the inability of our counter-parties, including third-party reinsurers, to meet their obligations to us;

•	failure to maintain, improve and continue to develop necessary information technology (IT) systems or the failure of technology providers to perform;

•

effectiveness and security of our information technology systems and digital products and services, including the risks these systems, products or services may fail to operate as expected or planned, or expose us to cybersecurity or third-party risks (including exposure of our confidential customer and other confidential information); and

•	ability to recruit, train and retain key personnel.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, investors should review the discussion under “Risk Factors” in this prospectus and the documents incorporated by reference into this prospectus, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and those risks detailed in our subsequent reports and registration statements filed from time to time with the SEC. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of the document in which they are included.

NMI HOLDINGS, INC.

We provide mortgage insurance (referred to as mortgage insurance or MI) through our wholly-owned insurance subsidiaries, National Mortgage Insurance Corporation (NMIC) and National Mortgage Reinsurance Inc. One (Re One). NMIC and Re One are domiciled in Wisconsin and principally regulated by the Wisconsin Office of the Commissioner of Insurance (Wisconsin OCI). NMIC is our primary insurance subsidiary, and is approved as an MI provider by the GSEs and is licensed to write MI coverage in all 50 states and D.C. Our subsidiary, NMI Services, Inc. (NMIS), provides outsourced loan review services to mortgage loan originators, and our subsidiary, Re One, historically provided reinsurance coverage to NMIC in accordance with certain statutory risk retention requirements, but following the repeal of such requirements, no longer has active insurance exposures.

MI protects lenders and investors from default-related losses on a portion of the unpaid principal balance of a covered mortgage. MI plays a critical role in the U.S. housing market by mitigating mortgage credit risk and facilitating the secondary market sale of high loan-to-value (LTV) (i.e., above 80%) residential loans to the GSEs, who are otherwise restricted by their charters from purchasing or guaranteeing high-LTV mortgages that are not covered by certain credit protections. Such credit protection and secondary market sales allow lenders to increase their capacity for mortgage commitments and expand financing access to existing and prospective homeowners.

NMI Holdings, Inc. (NMIH), a Delaware corporation, was incorporated in May 2011, and we began start-up operations in 2012 and wrote our first MI policy in 2013. Since formation, we have sought to establish customer relationships with a broad group of mortgage lenders and build a diversified, high-quality insured portfolio.

We believe that our success in acquiring a large and diverse group of lender customers and growing a portfolio of high-quality IIF traces to our founding principles, whereby we aim to help qualified individuals achieve their homeownership goals, ensure that we remain a strong and credible counterparty, deliver a high-quality customer service experience, establish a differentiated risk management approach that emphasizes the individual underwriting review or validation of the vast majority of the loans we insure, utilize our proprietary Rate GPS® pricing platform to dynamically evaluate risk and price our policies, and foster a culture of collaboration and excellence that helps us attract and retain experienced industry leaders.

Our strategy is to continue to build on our position in the private MI market, expand our customer base and grow our insured portfolio of high-quality residential loans by focusing on long-term customer relationships, disciplined and proactive risk selection and pricing, fair and transparent claims payment practices, responsive customer service, financial strength and profitability.

Our principal executive offices are located at 2100 Powell Street, 12th Floor, Emeryville, California 94608, and our telephone number is (855) 530-6642. Our website is located at www.nationalmi.com. The information contained on our website is not part of this prospectus or any accompanying prospectus supplement. The Company’s stock is publicly traded on the Nasdaq under the ticker symbol “NMIH.” Additional information about the Company is included in documents incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information.”

RISK FACTORS

Investing in the offered securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the Securities and Exchange Commission and incorporated by reference into this prospectus, and in the other documents that are incorporated by reference into this prospectus.

Please see the section entitled “Where You Can Find More Information.” Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our competitive position, results of operations, cash flows and financial condition.

USE OF PROCEEDS

We do not currently know the number or types of securities that ultimately will be sold pursuant to this prospectus or the prices at which such securities will be sold. Except as otherwise provided in an accompanying prospectus supplement, the net proceeds from the sale of the securities described in this prospectus will be added to our general funds and will be used for our general corporate purposes and those of our consolidated subsidiaries.

We will not receive any proceeds from the sale of securities by the selling securityholders.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus is a part is used by any selling securityholder for the resale of any securities described hereunder, information about such selling securityholder will be set forth in a prospectus supplement, or in one or more documents incorporated by reference into this prospectus or the applicable prospectus supplement.

DESCRIPTION OF OUR CAPITAL STOCK

The following briefly summarizes the material terms of NMIH’s common stock, preferred stock, amended and restated certificate of incorporation and amended and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject, and are qualified in their entirety by reference, to all the provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws are incorporated by reference in the registration statement of which this prospectus forms a part. Please see the section entitled “Where You Can Find More Information” for information on how to obtain a copy of these documents.

Authorized and Outstanding Capital Stock

Our certificate of incorporation authorizes us to issue 250,000,000 shares of Class A common stock, $0.01 par value per share (which we refer to herein as our “Class A common stock” or our “common stock”), 250,000 shares of Class B non-voting common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 per share.

In 2012, we sold all 250,000 authorized shares of our Class B non-voting common stock to our founders for nominal consideration. Since that time, each share of Class B non-voting common stock issued and outstanding was automatically converted into one fully paid and non-assessable share of Class A common stock. Pursuant to our amended and restated certificate of incorporation, the shares of Class B non-voting common stock that have been converted have been retired and may not be reissued.

As of March 31, 2024, 80,545,535 shares of our common stock were outstanding, no shares of Class B non-voting common stock were outstanding, and no shares of preferred stock were outstanding.

Description of Common Stock

Voting Power. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock possess all voting power for the election of our directors and all other matters requiring stockholder action. Each holder of our common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. Except as otherwise provided by law, our amended and restated certificate of incorporation or our amended and restated bylaws or in respect of the election of directors, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of an election of directors, where a quorum is present a plurality of the votes cast shall be sufficient to elect each director.

Dividends. Holders of common shares are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In no event will any stock dividends or stock splits or combinations of stock be declared or made on our common stock unless all shares of common stock at the time outstanding are treated equally and identically.

Liquidation. If we liquidate, dissolve or wind up, (i) the rights of the holders of any outstanding shares of preferred stock will first be satisfied; and (ii) thereafter, the holders of our common stock will be entitled to receive all of our remaining assets of whatever kind available for distributions to such holders.

Preemptive or Other Rights. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Description of Preferred Stock

The preferred stock authorized under our amended and restated certificate of incorporation may be issued from time to time in one or more series. Our board of directors has the full authority permitted by law to establish, without further stockholder approval, one or more series and the number of shares constituting each such series and to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them, and subject to the limitation on the total number of shares of preferred stock which we have authority to issue under our amended and restated certificate of incorporation, to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such decrease will resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Subject to applicable law and our amended and restated certificate of incorporation and bylaws, we may amend from time to time our amended and restated certificate of incorporation and bylaws to increase the number of authorized shares of preferred stock or common stock or to make other changes or additions.

As noted above, the rights, preferences and privileges of holders of common stock may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that NMIH’s board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of NMIH without further action by the stockholders.

As of May 7, 2024, we have no shares of preferred stock outstanding.

Certain Charter and Bylaw Provisions

Special Meetings of Stockholders. Our amended and restated bylaws generally provide that special meetings of our stockholders may be called only by the chairman of the board, the chief executive officer or by resolution of our board of directors. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting. At any special meeting of our stockholders, only such business will be conducted as has been specified in the notice of meeting given by or at the direction of our board of directors or otherwise properly brought before the special meeting by or at the direction of our board of directors.

No Cumulative Voting. The Delaware General Corporation Law (“DGCL”) provides that stockholders are not entitled to the right to cumulative voting in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before a meeting of stockholders, or to nominate candidates for election as directors at a meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to our principal executive offices, in the case of an annual meeting, no fewer than 90 days nor more than 120 days prior to the anniversary date of our annual meeting in the preceding year, subject to changes if the annual meeting date is advanced more than 30 days before or delayed more than 60 days after the anniversary date of the preceding year’s annual meeting, or, in the case of a special meeting, no fewer than 90 days nor more than 120 days prior to the special meeting, subject to changes if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting. Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder’s notice, including the stockholder’s ownership of the Company, synthetic equity transactions engaged in by the stockholder related to the Company, any proxies or voting agreements pursuant to which such stockholder has a right to vote shares of the Company, any stock borrowing agreements entered into by the stockholder related to the Company, any performance related fees the stockholder is entitled to based upon changes in the value of the stock of the Company, certain certifications that such stockholder has complied with the requirements of Rule 14a-19 of the Exchange Act and any other information that would be required to be made in connection with a solicitation of proxies by such stockholder pursuant to Section 14(a) of the Exchange Act. Our amended and restated bylaws also provide that such stockholder must provide information concerning each item of business proposed by the stockholder and individuals nominated for election as a director, as applicable. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of our stockholders and may not be effected by any consent in writing by such stockholders.

Bylaw Amendments. Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least two-thirds of the voting power of all the then-outstanding shares of our common stock. Additionally, our amended and restated bylaws may be amended, altered or repealed by our board of directors by a majority vote.

Authorized but Unissued Shares. Our authorized but unissued shares of common stock (other than shares of Class B non-voting common stock that have been converted to shares of Class A common stock) are available for future issuances without stockholder approval, subject to applicable stock exchange rules, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the DGCL. We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder)) those shares owned (i) by persons who are directors and also officers of such corporation and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such time, the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Restrictions on Ownership Under Insurance Laws. The application of various state insurance laws could be a significant deterrent to any person or persons acting in concert interested in acquiring control of us. The insurance and insurance holding company laws of each of the jurisdictions in which our insurance subsidiaries are incorporated or commercially domiciled govern any acquisition of control of our insurance subsidiaries or of us. In general, these laws provide that no person or entity (or persons acting in concert) may directly or indirectly acquire control of an insurance company unless that person or entity has received the prior approval of the insurance regulatory authorities. An acquisition of control would be presumed in the case of any person or entity who purchases or controls 10% or more of our outstanding common stock or the outstanding common stock of such insurance company, unless a request for an exemption from the acquisition of control is filed by the acquirer and subsequently approved by all of the applicable insurance regulatory authorities.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities which may be issued from time to time by us under this prospectus. The particular terms relating to each debt security will be set forth in a prospectus supplement.

General

Subject to compliance with our other existing indebtedness, we may issue from time to time debt securities under one or more indentures (each of which we refer to herein as the “indenture”) to be entered into between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Subject to certain limitations contained therein, each indenture will not limit the amount of debt securities that we may issue thereunder.

The debt securities will be our direct obligations, which can be secured or unsecured. The debt securities will either rank as senior debt or subordinated debt, and may be issued either separately or together with, or upon the conversion of, or in exchange for, other securities. Our ability to meet our obligations under the debt securities, including payment of principal and interest on the notes, depends on the earnings and cash flows of our subsidiaries and the ability of our subsidiaries to pay dividends or advance or repay funds to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt service obligations, including payments on the debt securities. Holders of the debt securities will be structurally subordinated to the creditors, including trade creditors, of any of our subsidiaries.

We have summarized certain general features of the debt securities below. You should read the applicable indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as an exhibit to this registration statement, and we will include the applicable final indenture and any other instrument establishing the terms of the debt securities we offer as exhibits to a filing we will make with the SEC in connection with the offering of such debt securities. Please read the section under the heading “Where You Can Find More Information.”

Terms Applicable to Debt Securities

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•

whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the subordination provisions and the applicable definition of “senior indebtedness”;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be guaranteed;

•	any limit on the total principal amount of the debt securities and the ability to issue additional debt securities of the same series;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•

the interest rate, if any, the date from which interest will accrue, interest payment dates and record dates for interest payments, the method or methods by which such rate may be determined, whether payment of interest will be contingent in any respect and/or the interest rate reset, and the method by which any of the foregoing will be determined;

•	the remarketing or extension features of the debt securities, if any;

•	our right, if any, to defer payment of interest and the maximum length of the deferral period;

•	any covenants or restrictions on us or our subsidiaries;

•

the place or places where payments on the debt securities will be payable, where the debt securities may be presented for registration of transfer or exchange, and where notices to or demands upon us in respect of the debt securities may be made;

•	our right to issue, and purchase in the open market or otherwise, debt securities of the series;

•	any provisions for redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the currency and denominations in which we may issue the debt securities;

•

whether payments on the debt securities will be payable in foreign currency or currency units or another form, whether payments on the debt securities will be payable by reference to any index or formula, and the manner in which such amounts will be determined;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•

provisions relating to defeasance and covenant defeasance and any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	the events of default applicable to the debt securities;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the debt securities;

•	the extent to which a secondary market for the debt securities is expected to develop;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to form, registration, exchange and transfer;

•	the designation of agents (including paying agents) with respect to the debt securities;

•	modification, waiver and amendment provisions;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us;

•	whether the debt securities will be issued in the form of global securities or certificates;

•	if applicable, the form of any legend or legends that will be borne by any global security;

•	provisions relating to the right of the trustee or the requisite holders of the debt securities to declare the principal due and payable;

•	the initial offering price;

•	any United States federal income tax consequences; and

•	any other terms of the debt securities, whether in addition to, or by modification or deletion of, the terms described herein.

We may sell debt securities at a discount below their stated principal amount. Any such discount may be substantial. Debt securities we sell may bear no interest or may bear interest at a rate that at the time of issuance is above or below market rates.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law.

Trustee

The Bank of New York Mellon Trust Company, N.A. will be the trustee under the indentures.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF DEPOSITARY SHARES

We describe in this section the general terms of depositary shares. We will describe the specific terms of any depositary shares issued in a prospectus supplement. The following description of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipt that will be filed with the SEC in connection with any particular offering of depositary shares.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. In that case, we will provide for the issuance by a depositary to investors of receipts for depositary shares, each representing a fractional interest in a share of a particular series of preferred stock. The depositary shares will be evidenced by depositary receipts issued under the depositary agreement. For a description of our preferred stock, please see the section entitled “Description of Our Capital Stock – Description of Preferred Stock.”

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and the depositary. The depositary will be identified in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends, if any, and other cash distributions, if any, received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of depositary shares owned by such holders on the relevant record date.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto in proportion to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines that it is not feasible to make such distribution, in which case the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal

Unless otherwise indicated in the applicable prospectus supplement and unless the related depositary shares have been called for redemption, if you surrender depositary receipts at the principal office of the depositary, then you will be entitled to receive the number of shares of preferred stock and any money or other property represented by such depositary shares. We will not issue partial shares of preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent other than a whole number of shares of preferred stock by surrender for redemption or exchange, the depositary will issue to you a new depositary receipt evidencing the remainder of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Redemption of Depositary Shares

Unless otherwise specified in the applicable prospectus supplement, neither the depositary shares nor the series of preferred stock underlying the depositary shares will be convertible or exchangeable into any other class or series of our capital stock.

If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted. The depositary will be required to vote, insofar as practicable, the number of shares of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such shares of preferred stock.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement by agreement with the depositary at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts of a particular series or class will not be effective unless such amendment has been approved by the holders of depositary receipts representing at least a majority of the depositary shares of such series or class then outstanding. Additionally, in the case of amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, approval is also required by the holders of depositary receipts representing not less than a specified percentage or all of the depositary shares of such series or class then outstanding, as provided in the applicable prospectus supplement. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the depositary receipt, to consent and agree to the amendment and to be bound by the deposit agreement, as amended. The deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or converted into or exchanged for other securities;

•

there has been a final distribution on the preferred stock underlying the depositary shares relating to the deposit agreement in connection with our liquidation, dissolution or winding up and the distribution has been made to the holders of the related depositary shares evidenced by depositary receipts; or

•	the holders of depositary receipts representing not less than a specified majority of the outstanding depositary shares relating to the deposit agreement have consented to such termination.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of the related class or series of shares of preferred stock and any redemption of such shares of preferred stock. Holders of depositary receipts will pay all other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement for their accounts.

The depositary may refuse to effect any transfer of a depositary receipt or any withdrawal of shares of a class or series of shares of preferred stock evidenced thereby until all such taxes and charges with respect to such depositary receipt or such shares of preferred stock are paid by the holders thereof.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications that we must furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable for any damages if, by law or any circumstance beyond our control, either of us is prevented or delayed in performing our respective obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of the duties set forth in the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF WARRANTS

The following is a description of the warrants that we may issue from time to time. The particular terms relating to the warrants, which may be different from or in addition to the terms described below, will be described in a prospectus supplement relating to the warrants.

We may issue warrants to purchase shares of our common stock, our preferred stock, depositary shares, debt securities or any combination thereof. The warrants may be issued independently or together with any other securities and may be attached or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants of any series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any warrants and the related offering in respect of which this prospectus is being delivered, including the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants and the number of such underlying securities initially issuable upon exercise of the warrants;

•	the price or prices at which the warrants may be exercised to purchase the securities underlying them;

•	the date on which the right to exercise the warrants will commence and the date on which the right shall expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the other securities with which the warrants are issued and the number of such securities issued with each such underlying warrant;

•	if applicable, the date on and after which the warrants and other securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain material United States federal income tax considerations;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

In the case of warrants to purchase shares of our capital stock, certain provisions may allow or require the exercise price payable and/or the number of shares of stock purchasable upon warrant exercise to be adjusted upon the occurrence of events described in the applicable prospectus supplement, which may include the issuance of a stock dividend or a combination, subdivision or reclassification of stock; the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase our capital stock for an aggregate consideration per share less than the current market price per share of such stock; and any other events described in the prospectus supplement.

DESCRIPTION OF RIGHTS

The following is a general description of the rights we may issue to our stockholders or, under certain circumstances, third parties, from time to time. The particular terms of the rights, which may be different from or in addition to the terms described below, will be described in a prospectus supplement relating to the rights.

General

We may issue rights to purchase our common stock, preferred stock, depositary shares or other securities. The rights may be issued independently or together with any other securities and may be attached or separate from the other securities. Each series of rights will be issued under a separate rights agreement to be entered into between a rights agent and us. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of rights.

The applicable prospectus supplement will describe the terms of any rights and the related offering, including the following:

•	the title of the rights;

•	the aggregate number of rights issued;

•	the date of determining the stockholders entitled to the rights distribution;

•	the rights agent;

•	the designation and terms of the underlying securities purchasable upon exercise of the rights and the number of such underlying securities initially issuable upon exercise of the rights;

•	if applicable, the designation and terms of the other securities with which the rights are issued and the number of such securities issued with each such underlying right;

•	the price or prices at which the rights may be exercised to purchase the securities underlying them;

•	the date, if any, on and after which the rights will be separately transferable;

•	the date on which the right to exercise the rights will commence, and the date on which the right will expire;

•	if applicable, the minimum or maximum number of rights that may be exercised at any one time;

•	the procedure and conditions related to the exercise of the rights;

•	the conditions to the completion of the offering, if any;

•	the withdrawal, termination and cancellation rights, if any;

•	if applicable, a discussion of certain material United States federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Each right will entitle the holder of rights to purchase for cash the principal amount of common stock, preferred stock, depositary shares or other securities at the exercise price provided in the applicable prospectus supplement. Unless otherwise provided in the applicable prospectus supplement, rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. Rights will be issued in registered form only.

In the case of rights to purchase shares of our capital stock, certain provisions may allow or require the exercise price payable and/or the number of shares of stock purchasable upon exercise of the rights to be adjusted upon the occurrence of events described in the applicable prospectus supplement, which may include the issuance of a stock dividend or a combination, subdivision or reclassification of stock; the issuance of rights, warrants or options to all common and preferred stockholders entitling them to purchase our capital stock for an aggregate consideration per share less than the current market price per share of such stock; and any other events described in the prospectus supplement.

Exercise of Rights

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, deliver the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to stockholders or to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

The following is a general description of some of the provisions of the stock purchase contracts we may offer from time to time, as well as the related purchase contract agreement and the pledge agreement. The particular terms of any series of stock purchase contracts, which may be different from or in addition to the terms described below, will be described in a prospectus supplement relating to the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contracts and the related offering. Unless otherwise specified in the prospectus supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from us and obligating us to sell to holders, a specified number of shares of our common stock or our preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of our common stock or our preferred stock or depositary shares. The consideration per share of common stock or preferred stock or per depositary share may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by us, or on our behalf, of shares of common stock or preferred stock or depositary shares, or they may provide for cash value settlement by reference or linkage to the value, performance or trading price of our common stock, preferred stock or depositary shares, all as set forth in the applicable prospectus supplement. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, securing the holders’ obligations to purchase or sell, as the case may be, the securities under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of common stock, preferred stock or depositary shares pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for our benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase common stock, preferred stock or depositary shares under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities. Except as described in the prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to us or the purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the purchase contract agreement.

DESCRIPTION OF UNITS

We may issue units consisting of common stock, preferred stock, depositary shares, debt securities, warrants, rights, stock purchase contracts or any combination of those securities. The applicable prospectus supplement will describe their terms of any units and the related offering in respect of which this prospectus is being delivered, including the following:

•

the terms of each of the securities included in the units, including whether and under what circumstances the securities included in the units may or may not be traded separately or exchanged for or converted into any other securities;

•	the terms of any unit agreement governing the units;

•	if applicable, a discussion of certain material United States federal income tax considerations; and

•	the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We or any selling securityholder may offer and sell the securities covered by this prospectus from time to time, in one or more transactions and by a variety of methods, including the following:

•	through agents;

•	to or through underwriters;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through brokers or dealers;

•	directly by us to purchasers, including through a specific bidding, auction or other process; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to a particular offering of securities will set forth the terms of the offering of such securities, including the name or names of any underwriters or agents, the purchase price of such securities, the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed.

If we or any of the selling securityholders use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Only underwriters named in a prospectus supplement will be deemed to be underwriters in connection with the securities described in such prospectus supplement. Firms not so named will have no direct or indirect participation in the underwriting of such securities, although such a firm may participate in the distribution of such securities under circumstances entitling it to a dealer’s commission. We anticipate that any underwriting agreement pertaining to any such securities will:

•

entitle the underwriters to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect of such liabilities;

•	provide that the obligations of the underwriters will be subject to certain conditions precedent; and

•	provide that the underwriters generally will be obligated to purchase all such securities if any are purchased.

Securities also may be offered directly by us or through agents designated by us from time to time. Any such agent will be named, and the terms of any such agency (including any commissions payable by us to any such agent) will be set forth, in the prospectus supplement relating to such securities. Unless otherwise indicated in such prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment. Agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described in such prospectus supplement and, under agreements which may be entered into with us, may be entitled to indemnification by us against certain civil liabilities under the Securities Act or to contribution with respect to payments which the agents may be required to make in respect of such liabilities.

We or any of the selling securityholders may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common shares to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We or any of the selling securityholders may also sell common shares short using this prospectus and deliver common shares covered by this prospectus to close out such short positions, or loan or pledge common shares to financial institutions that in turn may sell the common shares using this prospectus. We or any of the selling securityholders may pledge or grant a security interest in some or all of the common shares covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the common shares from time to time pursuant to this prospectus.

Underwriters and agents may be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business, or, if applicable, any of the selling securityholders.

If so indicated in a prospectus supplement, we or any of the selling securityholders will authorize underwriters, dealers or other agents of ours to solicit offers by certain specified entities to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. The obligations of any purchaser under any such contract will not be subject to any conditions, except those described in such prospectus supplement. Such prospectus supplement will set forth the commissions payable for solicitations of such contracts.

Underwriters and agents may from time to time purchase and sell securities in the secondary market, but are not obligated to do so, and there can be no assurance that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities but are not obligated to do so and may cease to do so at any time.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us or any of the selling securityholders and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities to be offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz or such other counsel to be named in the prospectus supplement relating to such securities. Additional legal matters may be passed upon for us or any underwriter, dealer or agent, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of NMI Holdings, Inc. (the Company) as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the reports of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information regarding us with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We maintain a website at http://www.nationalmi.com that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. Our website, and the information contained on that site, or linked to that site, are not incorporated by reference into this prospectus and do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, in each case, unless otherwise indicated, documents or information, or portions of documents or information, deemed to have been furnished and not filed in accordance with SEC rules). We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2023;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

•	Definitive Proxy Statement on Schedule 14A filed on March 28, 2024; and

•	Current Report on Form 8-K filed on March 4, 2024 (solely with respect to Item 5.02).

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

NMI Holdings, Inc.

2100 Powell Street, 12th Floor

Emeryville, CA 94608

Attention: Investor Relations

(855) 530-6642

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement, and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell or seeking offers to buy securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the applicable document.

$425,000,000

6.000% Senior Notes due 2029

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBC Capital Markets

Goldman Sachs & Co. LLC

BMO Capital Markets

Citigroup

Truist Securities

Co-Managers

Huntington Capital Markets

US Bancorp

May 7, 2024